Exhibit 5.1

2501 N. Harwood Street, Ste. 1900, Dallas, TX, 75201 • 214.397.0030

July 2, 2015

FelCor Lodging Limited Partnership
545 E. John Carpenter Freeway, Suite 1300
Irving, Texas 75062

Re:    FelCor Lodging Limited Partnership - Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to FelCor Lodging Limited Partnership, a Delaware limited partnership (the “Company”), FelCor Lodging Trust Incorporated, a Maryland corporation and the sole general partner of the Company (“FelCor”), and the subsidiaries of the Company listed on Schedule I attached hereto (collectively, and together with FelCor, the “Guarantors”), in connection with the Company’s offer (the “Exchange Offer”) to exchange $475,000,000 aggregate principal amount of its 6.000% Senior Notes due 2025 (the “Exchange Notes”) for any and all of its outstanding 6.000% Senior Notes due 2025, issued on May 21, 2015 (the “Original Notes” and together with the Exchange Notes, the “Notes”), pursuant to a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company and the additional registrants named therein with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Original Notes were issued as notes under, and the Exchange Notes are to be issued under, an Indenture dated as of May 21, 2015 between the Company, the Guarantors and U.S. Bank National Association, as Trustee, Registrar and Paying Agent (the “Trustee”), as may be supplemented from time to time (the “Indenture”). The Exchange Notes will be unconditionally and irrevocably guaranteed (the “Exchange Guarantees”) as to payment of principal, premium, if any, and interest by each of the Guarantors pursuant to the Indenture.

In rendering the opinion expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, agreements and certificates of the Company and each Guarantor, and examined such questions of law, as we have considered necessary or appropriate for the purpose of this opinion letter. In our examination, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates (other than persons executing documents, agreements and certificates on behalf of the Company and the Guarantors), and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates. In rendering our opinion, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Company and the Guarantors.

In rendering the opinion expressed below, we have assumed that (a) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legal, valid and binding agreement of the Trustee, (b) the Registration Statement will have been declared effective by the Commission, and shall remain effective through the date of the issuance of the Exchange Notes, (c) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (d) the Original Notes have been, and the Exchange Notes will be, duly authenticated and delivered by the Trustee in accordance with the terms of the Indenture. In addition, we have assumed that there will be no changes in applicable law between the date of this opinion and the date of issuance and delivery of the Exchange Notes.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.
When the Exchange Notes have been duly executed, authenticated, issued and delivered by or on behalf of the Company in exchange for the Original Notes in the manner contemplated by the prospectus included in the Registration Statement, the Exchange Notes will constitute valid and legally binding obligations of the Company, as issuer, enforceable against the Company in accordance with their terms.

2.
When the Exchange Notes have been duly executed, authenticated, issued and delivered against receipt of the Original Notes in accordance with the provisions of the Indenture upon the completion of the Exchange Offer, such Exchange Notes shall be entitled to the benefits of the Exchange Guarantees, which will constitute legal, valid and binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

The opinion rendered above is subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally or debtors’ obligations generally, principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. In addition, any such enforceability opinion is subject to the further qualification that a court may decline to enforce the choice of law provisions on the grounds of comity or because United States constitutional requirements are not satisfied. We express no opinion concerning the enforceability of waivers of rights or defenses or any indemnification or contribution provisions contained in any agreement or instrument. Under applicable law, guarantors may be entitled to certain rights or protections which as a matter of statutory or common law may not be waived or altered. We express no opinion herein as to the enforceability of any provision of the Exchange Guarantees which purport to waive or alter such rights or protections, except to the extent permitted by law.

The opinions expressed herein are limited to the federal laws of the United States of America, the laws of the State of New York and, to the extent relevant, (i) the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, and (ii) the Maryland General Corporation Law.

With respect to FelCor Canada Co., we have relied on the opinions of McInnes Cooper attached hereto as Exhibit A, special Nova Scotia counsel, as to the due authorization, execution, issuance and delivery of the Indenture by FelCor Canada Co. and the company power and authority to guarantee the Exchange Notes by FelCor Canada Co. The opinion of McInnes Cooper is qualified in its entirety by reference to the specific opinions, including all assumptions, exemptions, qualifications and limitations contained therein.

 We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus contained therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Polsinelli PC

Schedule I

SUBSIDIARY GUARANTORS

Name of Subsidiary Guarantor	State of Jurisdiction and Type of Entity
FelCor/CSS Holdings, L.P.	Delaware limited partnership
FelCor Canada Co.	Nova Scotia unlimited liability company
FelCor Hotel Asset Company, L.L.C.	Delaware limited liability company
FelCor TRS Borrower 4, L.L.C.	Delaware limited liability company
FelCor TRS Holdings, L.L.C.	Delaware limited liability company
FelCor Copley Plaza, L.L.C.	Delaware limited liability company
FelCor Esmeralda (SPE), L.L.C.	Delaware limited liability company
FelCor St. Pete (SPE), L.L.C.	Delaware limited liability company
Madison 237 Hotel, L.L.C.	Delaware limited liability company
Royalton 44 Hotel, L.L.C.	Delaware limited liability company
FelCor/CMB Buckhead Hotel, L.L.C.	Delaware limited liability company
FelCor/CMB Marlborough Hotel, L.L.C.	Delaware limited liability company
FelCor/CMB Orsouth Holdings, L.P.	Delaware limited partnership
FelCor S-4 Hotels (SPE), L.L.C.	Delaware limited liability company
FelCor/CMB SSF Holdings, L.P.	Delaware limited partnership
FCH/PSH, L.P.	Delaware limited partnership
FelCor Milpitas Owner, L.L.C.	Delaware limited liability company
FelCor Dallas Love Field Owner, L.L.C.	Delaware limited liability company
Myrtle Beach Owner, L.L.C.	Delaware limited liability company

EXHIBIT A

Anthony (Tony) M. Tam, Q.C.
Direct +1 (902) 444 8439
anthony.tam@mcinnescooper.com

Purdy's Wharf Tower II
1300-1969 Upper Water Street
PO Box 730
Halifax NS
Canada B3J 2V1
Tel +1 (902) 425 6500 | Fax +1 (902) 425 6350

File No: AT-2796

July 2, 2015

FelCor Lodging Limited Partnership
545 E. John Carpenter Freeway, Ste 1300
Irving, Texas 75062
U.S.A.

Ladies and Gentlemen:

Re:	FelCor Lodging Limited Partnership
Registration Statement on Form S-4
FelCor Canada Co.

We have acted as counsel to FelCor Canada Co., a Nova Scotia unlimited liability company (the "Company") in connection with the preparation and filing by FelCor Lodging Limited Partnership, a Delaware limited partnership (the “Operating Partnership”) and the subsidiaries of the Company (the “Subsidiary Guarantors”) with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to:

(i)
Up to $475,000,000 aggregate principal amount of 6.000% Senior Secured Notes due 2025 (the “Exchange Notes”) of the Operating Partnership to be issued under an Indenture, dated as of May 21, 2015, among the Operating Partnership , the Company, the Subsidiary Guarantors, and U.S. Bank National Association, as Trustee (the “Trustee”), as Collateral Agent and as Paying Agent (as supplemented, the “Indenture”), pursuant to an exchange offer (the “Exchange Offer”) by the Operating Partnership described in the Registration Statement in exchange for a like principal amount of the issued and outstanding 6.000% Senior Secured Notes due 2025 previously issued under the Indenture; and

(ii)	The guarantees by the Company and the Subsidiary Guarantors (the “Guarantee”) of the Exchange Notes pursuant to the Indenture.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as special Nova Scotia counsel to the Company, and for the purposes of the opinions expressed herein, we have examined originals or copies of the Indenture.

Scope of Inquiry and Applicable Law

In connection with this opinion, we have examined originals or copies, certified or otherwise, identified to our satisfaction, of such documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein, and such other public and corporate documents and records as we deem necessary or appropriate, in connection with this opinion.

We have also examined and relied upon originals or certified copies of the following:

(a)
Resolutions adopted by the Directors of the Company, dated July 1, 2015, authorizing the execution and delivery of the “Transactional Documents”, as that term is defined in the said Directors’ Resolution, to which it is a party;

(b)	Resolutions adopted by the Directors of the Company, dated July 1, 2015, authorizing the Company to take all actions necessary or desirable to effect the Exchange Offer;

(c)	A Secretary’s Certificate of the Company, the Operating Partnership and the Subsidiary Guarantors as to various corporate and factual matters dated May 21, 2015; and

(d)	A Certificate of Status dated July 2, 2015 issued on behalf of the Registrar of Joint Stock Companies in Halifax, Nova Scotia.

The Resolutions adopted by the Directors of the Company dated July 1, 2015, are hereinafter collectively referred to as the “Directors’ Resolutions”.

We are solicitors qualified to practice in the Province of Nova Scotia and, accordingly, the opinions expressed herein are restricted to the laws of Nova Scotia and the laws of Canada applicable in Nova Scotia.

Assumptions

In our examination, we have, with your consent, assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We have also assumed, with your consent, that those parties, other than the Company, have the power and capacity to enter into, execute, deliver, and perform all obligations under such documents, the due authorization of all requisite action with respect to such documents by such other parties, and the validity and binding effect of such documents upon such other parties. As to any material questions of fact, we have, with your consent, relied upon representations and certificates of officers of the Company, public officials and other appropriate persons.

Opinions

Based upon the foregoing, subject to the assumptions, qualifications and exceptions set forth below, we are of the opinion that:

1.	The Company is a duly organized and validly existing unlimited liability company in good standing under the laws of the Province of Nova Scotia, Canada;

2.
The “Authorized Officers” as defined in the Directors’ Resolutions are authorized to execute and deliver the Indenture and to perform the actions necessary to effect the Exchange Offer under the laws of the Province of Nova Scotia, Canada;

3.
The execution, delivery and performance by the Company of the Indenture and the Guarantee have been duly authorized by the Company. The Company has full corporate power and authority to execute, deliver and perform and to consummate the transactions contemplated by the Indenture, the Guarantee and the Exchange Offer.

Qualifications

The opinions expressed above are subject to the following limitations and qualifications:

(a)
A court may require the discretionary powers conferred on a party to be exercised reasonably and in good faith notwithstanding any provision to the contrary, may decline to accept as conclusive factual or legal determinations stated as conclusive by the contracting parties;

(b)
A provision in an agreement which purports to sever therefrom any provision therein which is prohibited, invalid or unenforceable under applicable law without invalidating the remainder of such provision or the remaining provisions of the agreement would be enforced only to the extent that a court determined that such prohibited, invalid or unenforceable provision could be severed without impairing the interpretation and application of the remainder of the agreement; and

(c)	Rights of indemnification and the effectiveness of terms exculpating a party from a legal liability or duty may be limited by applicable law.

Reliance Language

We understand that Polsinelli PC will rely on our opinions expressed herein in giving their opinion letters to you on the date hereof, and we consent to that reliance.

Yours truly,

/s/McInnes Cooper